Exhibit 99.1

NEWS RELEASE

THE HARTFORD REPORTS FOURTH QUARTER 2011 FINANCIAL RESULTS

•	Fourth quarter core earnings* of $339 million or $0.69 per diluted share*

•	The Hartford purchased $93.7 million of its common stock as of Feb. 7, 2012

•	Book value per diluted share increased 17% to $47.25 at Dec. 31, 2011

HARTFORD, Conn., Feb. 7, 2011 — The Hartford (NYSE:HIG) reported net income of $127 million, or $0.24 per diluted share for the fourth quarter of 2011 compared with $619 million, or $1.24 per diluted share, in the fourth quarter of 2010. Core earnings in the fourth quarter of 2011 were $339 million, or $0.69 per diluted share, compared with $529 million, or $1.06 per diluted share, in the fourth quarter of 2010.

“The Hartford made good progress in the fourth quarter,” said The Hartford’s Chairman, President and CEO Liam E. McGee. “P&C Commercial pricing continued to firm and margins improved across the board, including a 7% rate increase in Middle Market. Margins are also expanding in Consumer Markets as we shift to a more preferred book of business. Wealth Management is focused on increasing returns and managing risk in this low-rate environment.”

“Capital markets volatility, low interest rates and higher than normal cat and non-cat weather challenged the industry and The Hartford in 2011. Even in this environment, The Hartford is a much stronger and more efficient organization, with a significantly enhanced financial position and risk profile. As we said in December at our Investor Day, we are evaluating our strategy and business portfolio for opportunities to deliver greater value for shareholders. We will be objective and pragmatic about the best ways to achieve this goal,” added McGee.

FOURTH QUARTER 2011 FINANCIAL RESULTS

	Three Months Ended			Year Ended
(in millions except per share data)	Dec. 31, 2011	Dec. 31, 2010	Change	Dec. 31, 2011	Dec. 31, 2010	Change
Net income	$127	$619	(79%)	$662	$1,680	(61%)

Net income available to common shareholders per diluted share	$0.24	$1.24	(81%)	$1.30	$2.50	(48%)

Core earnings	$339	$529	(36%)	$970	$1,972	(51%)

Core earnings available to common shareholders per diluted share	$0.69	$1.06	(35%)	$1.94	$3.09	(37%)

Book value per diluted share	$47.25	$40.40	17%

Book value per diluted share (ex. AOCI1)	$44.86	$42.40	6%

[1]	Accumulated other comprehensive income (AOCI)

The company’s fourth quarter of 2011 net income and core earnings included the following items, which in total reduced net income by $149 million, or $0.30 per diluted share, and core earnings by $103 million, or $0.21 per diluted share (all items are presented after tax):

•	Net prior year reserve strengthening of $64 million, or $0.13 per diluted share, in Commercial Markets, Consumer Markets and P&C Other Operations

•	Current accident year reserve strengthening in Commercial Markets of $57 million, or $0.12 per diluted share

•	DAC unlock benefit of $47 million, or $0.10 per diluted share, in Wealth Management and Life Other Operations, included in core earnings; the DAC unlock benefit included in net income was $1 million

•	Write-off of goodwill associated with The Hartford Financial Products business of $20 million, or $0.04 per diluted share, in Commercial Markets

•	Net current accident year catastrophe losses of $9 million, or $0.02 per diluted share, in Commercial and Consumer Markets

COMMERCIAL MARKETS

Fourth Quarter 2011 Highlights:

•	P&C Commercial written premiums grew 2% due to strong retention, increased exposures and higher pricing

•	P&C Commercial combined ratio[1] rose to 101.5% primarily due to higher workers’ compensation loss costs

•	Group Benefits loss ratio[2] rose to 80.5%, reflecting unfavorable disability results

P&C COMMERCIAL

($ in millions)

	September 30,	September 30,	September 30,
	Three Months Ended
	Dec. 31, 2011	Dec. 31, 2010	Change
Written premiums	$1,482	$1,449	2%
Combined ratio[1]	101.5%	95.0%	(6.5)
Core earnings	$25	$201	(88%)

[1]	Excludes catastrophes and prior year development*

GROUP BENEFITS

($ in millions)

	September 30,	September 30,	September 30,
	Three Months Ended
	Dec. 31, 2011	Dec. 31, 2010	Change
Fully insured premiums[2]	$995	$1,030	(3%)
Loss ratio[2]	80.5%	79.1%	(1.4)
Core earnings	$15	$30	(50%)

[2]	Excludes buyout premiums

Commercial Markets net income declined to $41 million in the fourth quarter of 2011 from $253 million in the fourth quarter of 2010 and core earnings decreased to $40 million from $231 million in the comparable prior year period.

P&C Commercial core earnings were $25 million in the fourth quarter of 2011 compared with $201 million in the fourth quarter of 2010. The reduction in core earnings resulted principally from unfavorable prior accident year reserve development of $109 million before tax ($71 million after tax) in the fourth quarter of 2011 compared with a favorable $22 million before tax ($14 million after tax) in the fourth quarter of 2010. Prior accident year development in the fourth quarter of 2011 primarily reflects reserve strengthening in the workers’ compensation line of business for the 2010 accident year.

Excluding catastrophes and prior year development, the combined ratio was 101.5%, up 6.5 points in the fourth quarter of 2011 compared with 95.0% in the fourth quarter of 2010. The combined ratio, excluding catastrophes and prior year development, for the fourth quarter of 2011 included current accident year reserve strengthening of $87 million before tax ($57 million after tax), compared with $44 million before tax ($29 million after tax) in the prior year period. The current year reserve strengthening in both periods was primarily related to workers’ compensation. Catastrophe losses in the current quarter totaled $15 million before tax ($10 million after tax), or 1.0 points on the P&C Commercial combined ratio, compared with $18 million before tax ($12 million after tax), or 1.2 points in the fourth quarter of 2010.

Group Benefits core earnings in the fourth quarter of 2011 were $15 million compared with $30 million in the fourth quarter of 2010. Fully insured premium for the fourth quarter of 2011 declined 3% to $995 million compared with $1,030 million for the fourth quarter of 2010. The decline reflects the company’s targeted pricing initiatives and the competitive market environment. The loss ratio rose to 80.5% in the fourth quarter of 2011 compared with 79.1% in the fourth quarter of 2010 reflecting unfavorable disability results.

CONSUMER MARKETS

Fourth Quarter 2011 Highlights:

•	New business written grew 21% due to AARP Direct and AARP Agency

•	Automobile policy retention increased 2 points to 83%

•	Combined ratio, excluding catastrophes and prior year development, improved 3.8 points from the fourth quarter of 2010

CONSUMER MARKETS

($ in millions)

	September 30,	September 30,	September 30,
	Three Months Ended
	Dec. 31, 2011	Dec. 31, 2010	Change
Written premiums	$858	$896	(4%)
Combined ratio[1]	93.0%	96.8%	3.8
Core earnings	$83	$28	196%

[1]	Excludes catastrophes and prior year development*

Consumer Markets net income was $85 million in the fourth quarter of 2011 compared with net income of $30 million in the fourth quarter of 2010. Core earnings were $83 million in the fourth quarter of 2011 compared with core earnings of $28 million in the fourth quarter of 2010. Compared with the prior year, fourth quarter 2011 core earnings and net income results reflect favorable catastrophe losses and improved current accident year underwriting results before catastrophes.

Written premiums declined 4% to $858 million in the fourth quarter of 2011 from the 2010 comparable period. New business written was $100 million, a 21% increase from the fourth quarter of 2010 due to strong production in AARP Direct and AARP Agency. The increase in new business in fourth quarter 2011 reflects a return to historical new business growth levels. In the fourth quarter of 2011, automobile policy retention increased 2 points to 83% while homeowners retention was unchanged from the comparable prior year period.

Consumer Markets combined ratio excluding catastrophes and prior year development improved to 93.0% in the fourth quarter of 2011 compared with 96.8% in the fourth quarter of 2010, largely reflecting the effect of earned pricing increases and lower auto liability loss costs. Net current accident year catastrophes in the fourth quarter of 2011 were $(1) million before tax (($1) million after tax) as $27 million of fourth quarter losses were offset by $28 million of favorable development related to second and third quarter 2011 catastrophes. The fourth quarter of 2011 had favorable prior year reserve development of $17 million before tax ($11 million after tax) compared with $35 million before tax ($23 million after tax) in the fourth quarter of 2010.

WEALTH MANAGEMENT

Fourth Quarter 2011 Highlights:

•

Core earnings, excluding DAC unlock, declined 11% compared with fourth quarter 2010 due to net outflows in Individual Annuity, lower income from limited partnerships and alternative investments and modestly elevated mortality in Individual Life

•	Individual Life sales increased 43% over the fourth quarter of 2010 with strong growth in each distribution channel

•	The Hartford expanded its sub-advisory relationship with Wellington Management Company to include fixed income mutual funds

WEALTH MANAGEMENT

($ in millions)

	September 30,	September 30,	September 30,
	Three Months Ended
Core Earnings	Dec. 31, 2011	Dec. 31, 2010	Change
Individual Annuity	$86	$96	(10%)
Individual Life	40	44	(9%)
Mutual Funds	20	24	(17%)
Retirement Plans	9	11	(18%)
Total, excluding DAC unlock	$155	$175	(11%)
DAC unlock	73	85	(14%)
Total Core Earnings	$228	$260	(12%)

In the fourth quarter of 2011, International Annuity, Institutional Annuity and the Private Placement Life Insurance business, previously reported as part of Wealth Management, were moved to the Life Other Operations segment, which is included in the newly formed Runoff Operations Division, discussed below. Results for Wealth Management have been restated to be consistent with this change.

Wealth Management net income was $112 million in the fourth quarter of 2011 compared with $340 million in the comparable prior year period. Core earnings, including a $73 million after tax favorable DAC unlock, were $228 million in the fourth quarter of 2011 compared with $260 million, including a favorable $85 million after tax DAC unlock in the fourth quarter of 2010. Core earnings, excluding DAC unlock were $155 million in the fourth quarter of 2011, down 11% from $175 million in the prior year due to net outflows in Individual Annuity, lower limited partnership and alternative investment income and modestly elevated mortality in Individual Life compared with the fourth quarter of 2010.

Total Wealth Management assets under management declined 11% to $193.8 billion at Dec. 31, 2011 compared with $216.9 billion at Dec. 31, 2010. The decrease in assets under management reflects net outflows and lower account values which resulted in a reduction of assets under management of 16% in Individual Annuity and 14% in non-proprietary Mutual Funds. Assets under management were essentially flat compared with prior year for Retirement Plans and Individual Life, as deposits were offset by redemptions. Sales of Individual Life products increased 43% in the fourth quarter of 2011 compared with the fourth quarter 2010.

As previously announced, The Hartford’s mutual funds have expanded their sub-advisory relationship with Wellington Management Company to include fixed income funds. Pending a fund-by-fund review by The Hartford’s mutual fund board of directors, the company intends to have Wellington Management Company serve as the sole sub-advisor for The Hartford’s non-proprietary mutual funds. Wellington Management Company currently serves as the sub-advisor for 45 of The Hartford Mutual Funds’ 77 funds.

RUNOFF OPERATIONS

The Runoff Operations Division, which was established in the fourth quarter of 2011, includes P&C Other Operations, previously reported as part of Corporate and Other and Life Other Operations. Life Other Operations includes International Annuity, Institutional Annuity and the Private Placement Life Insurance business, previously reported as part of Wealth Management.

RUNOFF OPERATIONS

($ in millions)

	September 30,	September 30,	September 30,
	Three Months Ended
Core Earnings	Dec. 31, 2011	Dec. 31, 2010	Change
Life Other Operations, excluding DAC unlock	$68	$102	(33%)

DAC unlock	$(26)	$(36)	28%

Life Other Operations	$42	$66	(36%)

P&C Other Operations	$16	$13	23%

Total Runoff Operations	$58	$79	(27%)

Net loss for Runoff Operations was $21 million in the fourth quarter of 2011 compared with net income of $49 million in the fourth quarter 2010. Core earnings for Runoff Operations were $58 million in the fourth quarter of 2011 compared with $79 million in the fourth quarter 2010.

Core earnings, excluding DAC unlock, in the fourth quarter of 2011 for the Life Other Operations segment were $68 million, reflecting a decline of 33% from $102 million in the fourth quarter of 2010. The decrease in the fourth quarter of 2011 was principally attributable to lower limited partnership and alternative investment income in Institutional Annuity. Additionally, in the fourth quarter of 2010, Life Other Operations benefitted from a favorable reserve adjustment of $24 million after tax in Institutional Annuity.

P&C Other Operations, which primarily includes the company’s legacy asbestos and environmental liabilities, generated core earnings of $16 million compared with $13 million in the fourth quarter of 2010.

CORPORATE

The Corporate segment net loss for the fourth quarter of 2011 was $90 million compared with a net loss of $53 million in the fourth quarter of 2010. Core losses in the fourth quarter of 2011 were $70 million compared with core losses of $69 million in the fourth quarter of 2010.

The Corporate segment includes corporate interest expense, holding company investment income and other non-insurance subsidiaries owned by the holding company.

INVESTMENTS

Fourth Quarter 2011 Highlights:

•	Pre-tax net investment income, excluding trading securities, declined by 8% from fourth quarter of 2010 primarily due to reduced income on limited partnerships and alternative investments

•	Net impairment losses, including mortgage loan loss reserves, were $35 million, down from $57 million in the fourth quarter of 2010

•	Net unrealized gains before tax and DAC were approximately $2.8 billion as of Dec. 31, 2011

INVESTMENTS

($ in millions)

	September 30,	September 30,	September 30,
	Three Months Ended
Amounts presented before tax	Dec. 31, 2011	Dec. 31, 2010	Change
Net investment income, excluding trading securities	$998	$1,089	(8%)

Net impairment losses, including mortgage loan loss reserves	$(35)	$(57)	39%

Net unrealized gain (loss) before DAC	$2,768	$(600)	NM

Annualized investment yield[1]	4.0%	4.5%	(0.5)

Annualized investment yield, excluding limited partnerships and alternative investments[1]	4.1%	4.2%	(0.1)

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

[1]	Yields calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, and consolidated variable interest entity non-controlling interests.

Net investment income, excluding trading securities, was $998 million in the fourth quarter of 2011 compared with $1.1 billion in the fourth quarter of 2010. Net investment income declined due to a decrease in average portfolio yield, largely related to lower returns on limited partnerships and alternative investments. For the fourth quarter of 2011, annualized yield, excluding limited partnerships and alternative investments, was 4.1% compared to 4.2% in the comparable prior year period. Annualized returns on limited partnerships and other alternative investments were (0.4%) in the fourth quarter of 2011 compared with 17.0% in the fourth quarter of 2010.

Total invested assets, excluding trading securities, were $104.5 billion as of Dec. 31, 2011 compared with $98.2 billion at Dec. 31, 2010.

Net unrealized gains improved $364 million from the third quarter of 2011, ending the year at approximately $2.8 billion. Improvement in investment positions in the fourth quarter of 2011 were across most sectors and were driven primarily by declining interest rates.

STOCKHOLDERS’ EQUITY

The Hartford’s stockholders’ equity was $22.9 billion on Dec. 31, 2011, an increase of 13% compared with $20.3 billion on Dec. 31, 2010. The improvement in stockholders’ equity reflects the company’s 2011 net income of $662 million and the $2.2 billion increase in AOCI during the year that were partially offset by dividends paid and share repurchase activity.

Book value per diluted common share, which includes the dilutive effect of derivative securities such as the company’s outstanding warrants and mandatory convertible preferred stock, was $47.25 at Dec. 31, 2011, an increase of 17% compared with $40.40 at Dec. 31, 2010. Excluding AOCI, book value per diluted common share increased by 6% to $44.86 on Dec. 31, 2011 compared with $42.40 on Dec. 31, 2010.

In the fourth quarter of 2011, The Hartford purchased 3.2 million shares of common stock at a total price of $51.4 million, or $15.93 per share. The company purchased an additional 2.6 million shares of common stock for a total price of $42.3 million, or $16.58 per share, through Feb. 7, 2012. The company has $406.3 million remaining under the August 2011 purchase authorization.

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP Financial Measures section below.

CONFERENCE CALL

The Hartford will discuss its fourth quarter 2011 and full year 2011 results in a conference call on Wednesday, Feb. 8 at 9 a.m. EST. The call, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford’s website at www.ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EST on Feb. 8.

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the fourth quarter of 2011 which is available at www.ir.thehartford.com.

ABOUT THE HARTFORD

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

September 30,
Media Contact:	Investor Contact:

Dave Snowden	Sabra Purtill, CFA
860-547-3397	860-547-8691
david.snowden@thehartford.com	sabra.purtill@thehartford.com

Ryan Greenier
860-547-8844
ryan.greenier@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

INCOME STATEMENTS BY DIVISION

($ in millions)

Three months ended December 31, 2011

	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,554	$922	$35	$(5)	$—	$3,506
Fee income	16	—	805	261	48	1,130
Net investment income (loss)
Securities available-for-sale and other	311	42	395	257	(7)	998
Equity securities held for trading [1]	—	—	—	325	—	325

Total net investment income (loss)	311	42	395	582	(7)	1,323
Other revenues	20	45	—	—	—	65
Net realized capital gains (losses)	6	1	(295)	(58)	(40)	(386)

Total revenues	2,907	1,010	940	780	1	5,638

Benefits, losses, and loss adjustment expenses	2,080	616	466	302	1	3,465
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	324	—	324
Amortization of deferred policy acquisition costs	354	159	(4)	99	—	608
Insurance operating costs and other expenses	416	112	369	78	20	995
Interest expense	—	—	—	—	124	124
Goodwill impairment	30	—	—	—	—	30

Total benefits and expenses	2,880	887	831	803	145	5,546

Income (loss) from continuing operations before income taxes	27	123	109	(23)	(144)	92
Income tax expense (benefit)	(19)	38	(3)	(2)	(48)	(34)

Income (loss) from continuing operations	46	85	112	(21)	(96)	126
Income(loss) from discontinued operations, net of tax	(5)	—	—	—	6	1

Net income (loss)	41	85	112	(21)	(90)	127
Less: Income (loss )from discontinued operations, net of tax	(5)	—	—	—	6	1
Less: Net realized gains (losses), net of tax and DAC, excluded from core earnings	6	2	(116)	(79)	(26)	(213)

Core earnings (loss)	$40	$83	$228	$58	$(70)	$339

Three months ended December 31, 2010

	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,496	$971	$45	$(6)	$3 3	$3,509
Fee income	14	—	886	274	44	1,218
Net investment income
Securities available-for-sale and other	347	48	391	289	14	1,089
Equity securities held for trading [1]	—	—	—	131	—	131

Total net investment income	347	48	391	420	14	1,220
Other revenues	24	49	—	—	(1)	72
Net realized capital gains (losses)	29	2	(100)	(58)	38	(89)

Total revenues	2,910	1,070	1,222	630	98	5,930

Benefits, losses, and loss adjustment expenses	1,767	739	465	294	(2)	3,263
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	131	—	131
Amortization of deferred policy acquisition costs	350	164	(41)	41	—	514
Insurance operating costs and other expenses	454	128	395	84	74	1,135
Interest expense	—	—	—	—	128	128

Total benefits and expenses	2,571	1,031	819	550	200	5,171

Income (loss) from continuing operations before income taxes	339	39	403	80	(102)	759
Income tax expense (benefit)	87	9	103	27	(51)	175

Income (loss) from continuing operations	252	30	300	53	(51)	584
Income (loss) from discontinued operations, net of tax	1	—	40	(4)	(2)	35

Net income (loss)	253	30	340	49	(53)	619
Less: Income (loss) from discontinued operations, net of tax	1	—	40	(4)	(2)	35
Less: Net realized gains (losses), net of tax and DAC, excluded from core earnings	21	2	40	(26)	18	55

Core earnings (loss)	$231	$28	$260	$79	$(69)	$529

[1]	Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classiified in net investment income with corresponding amounts credited to policyholders within interest credited.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

RESULTS BY SEGMENT

($ in millions, except per share data)

	September 30,	September 30,	September 30,
	THREE MONTHS ENDED
	Dec. 31, 2011	Dec. 31, 2010	Change
Property & Casualty Commercial	$25	$201	(88%)
Group Benefits	15	30	(50%)

Commercial Markets core earnings	$40	$231	(83%)

Consumer Markets core earnings	83	28	196%

Individual Annuity	86	96	(10%)
Individual Life	40	44	(9%)
Retirement Plans	9	11	(18%)
Mutual Funds	20	24	(17%)

Wealth Management core earnings, excluding DAC unlock	$155	$175	(11%)
DAC unlock	73	85	(14%)

Wealth Management core earnings	$228	$260	(12%)

Life Other Operations core earnings, excluding DAC unlock	68	102	(33%)
DAC unlock	(26)	(36)	28%

Life Other Operations core earnings	42	66	(36%)
P&C Other Operations	16	13	23%

Total Runoff Operations core earnings	$58	$79	(27%)

Corporate core losses	(70)	(69)	(1%)

Core earnings	339	529	(36%)
Add: Net realized capital gains (losses), net of tax and DAC, excluded from core earnings	(213)	55	NM
Add: Income from discontinued operations	1	35	(97%)

Net Income	$127	$619	(79%)

PER SHARE DATA
Diluted Earnings Per Share

Core earnings	$0.69	$1.06
Add: Net realized capital gains (losses), net of tax and DAC, excluded from core earnings	(0.45)	0.11
Add: Income from discontinued operations	—	0.07

Net income available to common shareholders and assumed conversion of preferred shares	$0.24	$1.24

[1]	NM: The Hartford defines increases or decreases greater than or equity to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES

The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found in The Hartford’s Investor Financial Supplement for the fourth quarter of 2011, which is available on The Hartford’s website, www.ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income (“AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders’ equity excluding AOCI, net of tax, by (b) diluted common shares outstanding. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Stockholders’ equity per diluted common share is the most directly comparable GAAP measure. A reconciliation of stockholders’ equity per diluted common share to book value per diluted common share excluding AOCI as of Dec. 31, 2011 and Dec. 31, 2010, is set forth below.

	September 30,	September 30,	September 30,
	THREE MONTHS ENDED		Change
	Dec. 31, 2011	Dec. 31, 2010
Stockholders’ equity per diluted common share, including AOCI	$47.25	$40.40	17%
Less: Per share impact of AOCI	2.39	(2.00)	NM

Book value per diluted common share, excluding AOCI	$44.86	$42.40	6%

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior accident year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result. A combined ratio above 100% indicates a negative underwriting result. The combined ratio before catastrophes and prior accident year development represents the combined ratio for the current accident year, excluding the impact of catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss development. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	September 30,	September 30,
	THREE MONTHS ENDED
	Dec. 31, 2011	Dec. 31, 2010
P&C Commercial
Combined ratio	109.4	94.7
Less: Prior year reserve development	7.0	(1.5)
Less: Current year catastrophe losses	1.0	1.2

Combined ratio before prior year development & catastrophes	101.5	95.0

Consumer Markets
Combined ratio	91.0	100.4
Less: Prior year reserve development	(1.8)	(3.6)
Less: Current year catastrophe losses	(0.1)	7.3

Combined ratio before prior year development & catastrophes	93.0	96.8

Core Earnings: The Hartford uses the non-GAAP financial measure core earnings as a measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses before the net effect of certain realized capital gains and losses and discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting activities of the company’s business.

Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes certain net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of core earnings to net income as of Dec. 31, 2011 and Dec. 31, 2010, is included in this press release.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per diluted common share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income per diluted common share and does not reflect the overall profitability of the company’s business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income per diluted common share and core earnings available to common shareholders per diluted share when reviewing the company’s performance. A reconciliation of core earnings available to common shareholders per diluted share to net income per diluted common share as of Dec. 31, 2011 and Dec. 31, 2010 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting results: The Hartford’s management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. A reconciliation of underwriting results to net income (loss) as of Dec. 31, 2011, and Dec. 31, 2010, is set forth below.

	September 30,	September 30,
	THREE MONTHS ENDED
	Dec. 31, 2011	Dec. 31, 2010
P&C Commercial
Net income	$28	$213
Less: Income (loss) from discontinued operations, after tax	(5)	1
Less: Net realized capital gains (Losses) after tax	8	11
Less: Income tax benefit (expense)	19	(71)
Less: Goodwill impairment	(30)	—
Less: Periodic net coupon settlements on credit derivatives, before tax	—	(2)
Less: Other expenses	(29)	(45)
Less: Net investment income	212	242

Underwriting results	$(147)	$77

Consumer Markets
Net income (loss)	$85	$30
Less: Net realized capital gains (losses) after tax	2	2
Less: Income tax benefit (expense)	(38)	(8)
Less: Periodic net coupon settlements on credit derivatives, before tax	(1)	(1)
Less: Other expenses	(3)	(6)
Less: Net investment income	42	48

Underwriting results	$83	$(5)

SAFE HARBOR STATEMENT

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company’s current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with recent and further potential downgrades to the credit ratings of debt issued by the United States government, European sovereigns and other adverse developments on financial, commodity and credit markets and consumer spending and investment, including in respect of Europe, and the effect of these events on our returns in our life and property and casualty investment portfolios and our hedging costs associated with our variable annuities business; the success of our initiatives relating to the realignment of our business, including the continuing realignment of our hedge program for our variable annuity business, and plans to improve the profitability and long-term growth prospects of our key divisions, including through opportunistic acquisitions or divestitures or other actions or initiatives, and the impact of regulatory or other constraints on our ability to complete these initiatives and deploy capital among our businesses as and when planned; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the potential impact or consequences of strategic acquisition, divestitures, restructurings or other strategic actions with respect to our operations; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the possibility of unfavorable loss development including with respect to long-tailed exposures; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company’s ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which, among other effects, has resulted in the establishment of a newly created Financial Services Oversight Council with the power to designate “systemically important” institutions, will require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury (“Treasury”); unfavorable judicial or legislative developments; the uncertain effects of emerging claim and coverage issues; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing business risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the company’s ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements and other factors described in The Hartford’s 2010 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.